Exhibit 10.2

PURCHASE AGREEMENT

Between

HANCOCK FABRICS, INC.,
a Delaware corporation,

as Seller,

and

F9 Properties, LLC

as Buyer

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 4th day of June, 2015 (the “Effective Date”), between HANCOCK FABRICS, INC., a Delaware corporation (“Seller”), and F9 Properties, LLC, a New Hampshire Limited Liability Company (“Buyer”), jointly the “Parties” and, occasionally, each of the Parties is hereinafter referred to individually as a “Party.”

FACTUAL CONTEXT

A.     Seller is the owner of that certain 64.50 acre parcel of land and the improvements thereon, including a building containing approximately 742,372 square feet situated in the County of Lee, State of Mississippi, described in Exhibit A attached hereto and incorporated herein, which land and improvements are also known as One Fashion Way, Baldwyn, Mississippi and are herein referred to as the “Property.”

B.     The Parties have agreed that, subject to certain conditions, Buyer shall purchase the Property and concurrently with such purchase shall lease the Property back to the Seller, and the Parties desire to hereby set forth their agreement with respect to that transaction and certain other matters.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, the Parties agree as follows:

1.          Agreement of Purchase and Sale. On and subject to all of the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to buy, the Property.

2.          Agreement to Lease Property Back to Seller. Commencing on the Closing Date, Buyer, as landlord, shall lease to Seller, as tenant, the Property pursuant to a lease agreement (the “Lease Agreement”) substantially in the form attached as Exhibit B hereto. The Lease Agreement shall have an initial term of twenty (20) years. Seller shall have the right to renew the term of the Lease Agreement for up to five (5) successive extended terms of five (5) years each. As part of Section 5 (a) CONDITION TO BUYER’S PURCHASE OBLIGATION, this Agreement to Lease Property Back to Seller shall become part of the Due Diligence obligations described in Section 5 (a) and be executed within such due diligence timeframe of sixty (60) days as a contingency to the closing.

3.          Earnest Money Deposit. Within three (3) business days after the Effective Date, Buyer shall deposit the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Earnest Money”) with Escrow Holder, as identified in Section 6 below, who shall hold it in trust. Said earnest money received by Escrow Holder shall be deposited in a federally insured escrow account and shall remain in that account until the Closing or other termination of the transaction set forth in this Agreement. Upon Closing, as defined below, the Earnest Money shall be applied against the total purchase price set forth in Section 4(a). In the event Buyer fails, without legal excuse, to complete the purchase contemplated herein, Buyer shall forfeit to Seller the Earnest Money. Said forfeiture of the Earnest Money shall be Seller’s sole remedy against Buyer in the event of any such failure to complete the purchase contemplated herein.

4.          Purchase Price.

(a)         Property. The purchase price for the Property shall be Eighteen Million Five Hundred Thousand Dollars ($18,500,000.00) (the “Purchase Price”).

(b)         Net to Seller. The Purchase Price shall be net to Seller, it being understood that Buyer shall have no right or remedy of offset, abatement or deduction against the Purchase Price for any reason, including, but not limited to, any reason arising out of any facts or circumstances regarding the Property, whether discovered in connection with Buyer’s investigation of the Property or otherwise.

5.          Conditions to Buyer’s Purchase Obligation.

(a)          Conditions.

(i)          Title Condition. That the condition of title to the Property be satisfactory to Buyer.

(A)         Within three (3) business days after the Effective Date, Seller shall order a current commitment for title insurance evidencing the condition of title to the Property (the “Commitment”).

(B)          Buyer shall have ten (10) days after receipt of the Commitment within which to object to the condition of title to the Property reflected in the Commitment. Buyer shall not object to current taxes and assessments for public improvements not delinquent, any printed exception to title in a commitment for a standard ALTA title insurance policy, any exception to title contained in the commitment which does not materially effect the value or use of the Property, any lien for the payment of money incurred by Seller, which shall be removed by Seller at or prior to Closing, that certain lease between Seller, as landlord, and HF Merchandising, Inc., as tenant, dated March 1, 2004, or that certain lease between Seller, as landlord, and hancockfabrics.com, Inc., as tenant, dated October 1, 2004 . Any objection to title made by Buyer (an “Objection”) shall be in writing and shall identify the title matter to which Buyer objects and the reason(s) for such Objection. If Buyer fails so to make an Objection within such ten (10) day period, Buyer shall be deemed to have approved the condition of title to the Property (except for any lien for the payment of money incurred by Seller other than current taxes and assessments, which shall be removed by Seller at or prior to Closing), and the condition contained in this Section 5(a)(i) shall be satisfied. If Buyer so objects within such ten (10) day period, then this Agreement shall terminate on the tenth (10th) business day following Seller’s receipt of Buyer’s Objection and the reasons supporting it, unless, within that ten business (10) day period, Seller delivers to Buyer the agreement of Seller to eliminate, prior to the Closing, the title matter or matters to which Buyer has objected or the commitment of the Title Insurer to insure over the title matter or matters to which Buyer has objected, by endorsement or otherwise, in Buyer’s policy of title insurance, in which event this Agreement shall continue in full force and effect and the condition contained in this Section 5(a)(i) shall be satisfied as of such delivery by Seller, as long as, at the Closing, such title matter or matters are in fact removed or insured over. If Seller does not so agree to remove such title matter or matters to which Buyer has objected or if Title Insurer does not so commit to insure over within such ten (10) business day period, the title condition shall be deemed not satisfied.

(ii)         (C)          Commencing on the Closing Date, Buyer, as landlord, shall lease to Seller, as tenant, the Property pursuant to a lease agreement (the “Lease Agreement”) substantially in the form attached as Exhibit B hereto. The Lease Agreement shall have an initial term of twenty (20) years. Seller shall have the right to renew the term of the Lease Agreement for up to five (5) successive extended terms of five (5) years each. This Lease shall be executed by Buyer/Landlord and Seller/Tenant before the closing date of this Purchase Agreement as a contingency to said closing of this transaction. Due Diligence Investigations.

(A)         For a period of sixty (60) days after the Effective Date (the “Feasibility Period”), Buyer shall have the right to enter onto the Property and conduct such investigations as it may reasonably desire, which investigations may include, but are not limited to, surveys, Phase I environmental testing, engineering studies and building inspections; provided, however, Buyer shall not perform any destructive or invasive testing without Seller’s prior written consent, which consent shall not be unreasonably withheld.

(B)         Notwithstanding any other provision of this Agreement, Seller shall have no obligation to consider Buyer’s request to perform destructive or invasive tests unless Buyer’s request is accompanied by a reasonably detailed statement of the scope and methodology of such testing. If Seller approves Buyer’s proposed testing program, Buyer shall be entitled to proceed therewith, and Buyer shall not vary from the program approved by Seller unless Seller’s prior written consent to such deviation is first obtained. Seller shall have the right to have its representatives present when Buyer or its agents shall be on the Property conducting Buyer’s investigations, and Buyer shall give Seller written notice at least one (1) business day prior to any planned entry onto the Property so that Seller shall have the opportunity to have its representatives present on-site.

(C)         Pending the Closing and if this Agreement terminates without the occurrence of the Closing, Buyer shall hold the results of its investigations in confidence and shall not disclose the same to any third party without the prior written consent of Seller. Notwithstanding the foregoing, Buyer may share the results of its investigations with its attorneys, contractors, consultants and lenders so long as such parties agree to hold such information in confidence as provided herein.

(D)         Upon request, Buyer shall provide Seller with a copy of any report generated by or for Buyer as a result of such investigations; provided, however, that any reliance by Seller upon the contents of any such report shall be at Seller’s own risk, and Buyer shall not be deemed to have made any representation or warranty regarding the accuracy of any such report. Pending the Closing and after the Closing, Seller shall not disclose such information to any third party without the prior written consent of Buyer. Notwithstanding the foregoing, Seller may share such information with its attorneys, contractors, consultants and lenders so long as such parties agree to hold such information in confidence as provided herein.

(E)         Section 5(a)(ii)(C) and (D) hereof shall not be construed to require the non-disclosure of information when disclosure is compelled by law; provided, however, the Party subject to such compulsion shall give the other Party prompt written notice thereof so that such other Party may seek legal protection against such disclosure. Further, Section 5(a)(ii)(C) and (D) hereof shall not be construed to prevent either Party from disclosing any information in the course of making or defending a claim under this Agreement.

(F)         Buyer’s due diligence investigations shall be conducted at no expense to Seller. IN CONDUCTING SUCH INVESTIGATIONS BUYER SHALL NOT DISTURB OR OTHERWISE INTERFERE UNREASONABLY WITH THE USE AND OCCUPANCY OF THE PROPERTY. All work shall be done during normal business hours. Buyer agrees to hold Seller and the Property free of all claims, demands, liens, expenses and liability arising or alleged to have arisen from Buyer’s due diligence investigations pursuant to this Agreement (collectively, “Potential Claims”). With respect to any and all Potential Claims, Buyer agrees to defend (at Seller’s option and with counsel reasonably acceptable to Seller), protect, indemnify and hold Seller free and harmless from all liability and expense (including, but not limited to, reasonable attorneys’ fees and litigation expenses). In the event that this Agreement terminates without the occurrence of the Closing, Buyer, at its expense, shall promptly repair and restore all damage to the Property resulting from Buyer’s investigations.

(G)         Seller shall, within three (3) business days following the Effective Date, furnish to Buyer copies of any recent environmental studies, soils tests, easements, covenants, and restrictions, existing title insurance policies, boundary and topographic surveys, building plans, certificates of occupancy, real estate tax statements and/or proof of payment of real estate taxes, and insurance documents that are in the possession of Seller; provided, however, that any reliance by Buyer upon the contents of any such report shall be at Buyer’s own risk, and Seller shall not be deemed to have made any representation or warranty regarding the accuracy of any such report.

(iii)         Satisfaction. Buyer shall have the right to be satisfied in Buyer’s reasonable discretion with the result of its investigations pursuant to Section 5(a)(ii). If Buyer shall not be so satisfied, Buyer shall give Seller written notice of such lack of satisfaction (including a detailed description of the lack of satisfaction), if any, on or before the end of the Feasibility Period. If Buyer so gives such notice of lack of satisfaction, this Agreement shall terminate. If Buyer fails to give such notice of lack of satisfaction within the Feasibility Period, Buyer shall be deemed to have been satisfied with the results of its investigations, and the condition contained in Section 5(a)(ii) shall be deemed satisfied.

(b)          Termination. If the conditions to Buyer’s obligation to purchase the Property set forth in Section 5(a) hereof are not satisfied or deemed satisfied as provided herein, Buyer’s obligation to purchase the Property shall be excused, this Agreement shall terminate as provided herein, Buyer’s Earnest Money shall be refunded, and thereafter the Parties shall have no further obligations hereunder except for those that shall have accrued and remain undischarged.

6.        Escrow Holder. Promptly following the occurrence of the Effective Date, if any, Buyer shall open an escrow with Meland, Russin Budwick – Attorney At law 3200 Southeast Financial Center 200 South Biscayne Blvd. Miami, FL 33131 Tel:305.358.6363 Attn: Amy Ginoris (the “Escrow Holder”). Escrow Holder shall conduct the close of any sale hereunder pursuant to escrow instructions of the Parties consistent with this Agreement. Buyer may purchase this Property using the Like-Kind Exchange Program under IRC Code Section 1031. Should Buyer elect to do so, Seller shall cooperate fully with all requests from Buyer under this program which do not subject Seller to monetary or other material obligations.

7.        Closing.

(a)          Closing. Provided that this Agreement is not terminated as provided herein, the “Closing” shall take place through the office of Escrow Holder on a business day mutually satisfactory to Buyer and Seller not later than thirty (30) days after the expiration of the Feasibility Period. At the Closing and in exchange for the Purchase Price, Seller shall convey title, subject to exceptions to title as provided in Section 7(b) hereof, to Buyer by quitclaim deed (the “Deed”). For the purposes of this Agreement, the term “Closing” means the transfer of the executed Deed from Buyer to Seller with the recording of the Deed in the Official Records of Lee County to subsequently take place as described in the instructions to Escrow Holder.

(b)          Title. Buyer shall purchase the Property subject to: (i) real property taxes for 2015 and subsequent years and assessments not delinquent, (ii) all title exceptions contained in the Commitment, except (A) those which Seller shall remove pursuant to this Agreement, and (B) those to which Buyer timely objected pursuant to Section 5(a)(i) above and which Seller agrees to eliminate, (iii) the printed exceptions and exclusions referred to in the Standard ALTA Owner’s Policy of Title Insurance issued by Title Insurer, (iv) zoning laws and ordinances, and (v) all acts or omissions of Buyer and any other governmental authority and those acting by, through or under such parties.

(c)        Title Policy. As an additional condition to the Closing, Title Insurer shall have agreed to issue to Buyer at Closing a Standard ALTA Owners Policy of Title Insurance with policy limits equal to the Purchase Price subject only to the standard preprinted exceptions and exclusions and those title exceptions approved as provided in this Agreement (the “Title Policy”).

(d)        Prorations. 2015 taxes and assessments shall be prorated between the Parties at Closing and taxes and assessments for subsequent years shall be assumed by Buyer.

(e)        Costs. Title attorney fees and the cost of any policies of title insurance shall be paid by Buyer. Document preparation fees, recording fees and escrow fees shall be paid by Buyer. Buyer and Seller shall each pay fifty percent (50%) of the closing fee. Seller shall pay any transfer taxes associated with the transaction contemplated hereunder. Each Party shall pay for its own legal fees.

(f)         Business Days. In the event that this Agreement establishes a particular date for the giving of a notice or the occurrence of an event and that day is not a business day in the State of Mississippi, that notice shall be given or that event shall occur on the next business day thereafter. As used in this Agreement, the term “business day” means Monday through Friday, legal holidays in the State of Mississippi excepted. All references to “days” herein, as opposed to business days, means calendar days.

8.         Representations and Warranties of Seller. Seller hereby makes the following representations and warranties, each of which shall be deemed to be remade at Closing, except as Buyer may be notified in writing, and, as remade, shall survive the delivery of the Deed, and covenants and agrees with Buyer as follows:

(a)         Seller hereby warrants that (i) Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Mississippi, (ii)  Seller has the full right and authority to enter into this Agreement and to consummate the sale and transfer, contemplated herein, and (iii) the person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Seller have full power and authority to bind Seller and no other signatures are needed to effectuate the sale of the Property.

9.         Broker. (a) Each Party (in this Section 9, “Indemnitor”) represents to the other Party (in this Section 9, “Indemnitee”) that Indemnitor has not entered into any contracts with any brokers or finders nor has Indemnitor obligated itself to pay any real estate commissions or finders’ fees on account of the execution of this Agreement or the close of the transaction contemplated hereby, other than Daniel Herrold of Stan Johnson Company (“Buyer’s Broker”) and Craig Tomlinson of Stan Johnson Company (“Seller’s Broker”) (collectively, “Brokers”). Therefore, Indemnitor agrees to defend, protect, indemnify and hold Indemnitee free and harmless from any claims, damages, expenses, liabilities, liens or judgments (including costs, expenses and reasonable attorneys’ fees in defending the same) which arise on account of any claim made that real estate commissions or finders’ fees are payable as a result of Indemnitor’s conduct.

(b)     Commission. At the Closing, Seller shall pay the Brokers pursuant to a separate agreement.

10.         Condition of Property; “As Is” Sale. At the Closing, the Property shall be delivered to Buyer by Seller in its condition on the day of Closing. Buyer hereby affirms that Seller, its agents, employees and/or attorneys have not made, nor has Buyer relied upon, any representation, warranty or promise by Seller or its representatives with respect to the Property, or any other subject matter of this Agreement, including, without limitation, any warranties or representations, express or implied, as to the condition of title, general plan designation, zoning, value, permitted use, tax status or physical condition of the Property, or improvements thereon, or any part thereof, including, but not limited to, the flood elevations, drainage patterns and soil and subsoils composition and compaction level, and other conditions at the Property, or the existence or non-existence of toxic or hazardous materials in, on or under the Property or any improvements (and Buyer assumes the risk that any such materials are located in, on or under the Property or any such improvements) or as to the accuracy of any boundary survey or other survey or any soils reports or other plans or reports therefor. Buyer agrees that it has ample opportunity to investigate, and Buyer hereby confirms that it shall rely solely on Buyer’s own investigation. THEREFORE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER, IS PURCHASING THE PROPERTY FROM SELLER, IN “AS IS,” “WHERE IS” CONDITION, SUBJECT TO “ALL FAULTS,” INCLUDING, BUT NOT LIMITED TO, BOTH LATENT AND PATENT DEFECTS AND THE EXISTENCE OF ANY HAZARDOUS MATERIAL THEREON. BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TITLE, CONDITION AND USE OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.          Casualty; Condemnation. In the event that, prior to Closing, the Property is damaged by a casualty, or any authority having the power of condemnation initiates proceedings to acquire by condemnation any portion of or interest in the Property, this Agreement shall continue in full force and effect without reduction of the Purchase Price.

12.          Notices. Notices made or given by the Parties must be in writing and may be served by express courier service (overnight or better service) which maintains delivery records (such as Federal Express) or by the United States Mail, registered or certified, postage prepaid, addressed as follows (or at such other address of which the Party gives written notice):

To Seller:	Attn: Chief Financial Officer One Fashion Way Baldwyn, Mississippi 38824

To Buyer:	Attn: F9 Properties, LLC 844 Alton Road, Suite #3 Miami Beach, Florida 33139

Notices are effective upon receipt, or upon attempted delivery if delivery is refused or if delivery is impossible because of the recipient’s failure to provide a reasonable means for accomplishing delivery.

13.          Attorneys’ Fees. In the event a Party commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing Party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other Party to be fixed by the court in the same action. The term “legal proceedings” as used above shall be deemed to include appeals from a lower court judgment and it shall include proceedings in the Federal Bankruptcy Court, whether or not they are adversary proceedings or contested matters. The term “prevailing Party” as used above in reference to proceedings in the Federal Bankruptcy Court shall be deemed to mean the prevailing Party in any adversary proceeding or contested matter, or any other actions taken by the nonbankrupt Party which are reasonably necessary to protect its rights in the Property and the terms of this Agreement.

14.          Survival. The provisions of this Agreement shall survive any expiration or termination of this Agreement and shall not merge into any deed delivered and accepted at the Closing.

15.          No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller’s appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to Seller.

16.          No Liability. No individual officers, directors, shareholders, agents or representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party’s rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

17.          Miscellaneous. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, transferees and assigns of the Parties. Neither Buyer nor Seller shall assign this Agreement or any rights hereunder to anyone except with the prior written consent of the other Party, which consent shall not be unreasonably withheld if such assignee assumes the obligations of the assigning party hereunder and the assignor is not released of primary obligation hereunder. This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Seller or Buyer for any reason, including the fact that counsel for Seller prepared this Agreement, as each Party has had the opportunity to negotiate each and every provision of this Agreement. This Agreement shall be construed and enforced in accordance with, and governed by, the law of the State of Mississippi. The captions in this Agreement are for convenience only and do not constitute a part of the provisions hereof. Whenever required by the context, the singular shall include the plural and vice versa. If any term or provision of this Agreement or the application of it to any person, entity or circumstance shall to any extent be invalid and unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the extent permitted by law. Time is of the essence of this Agreement. This Agreement supersedes any prior agreements and contains the entire agreement of the Parties on the matters covered. No other agreement, statement or promise made by any Party or agent of any Party that is not in writing and signed by all Parties shall be binding. Any amendments to this Agreement shall be in writing and signed by all Parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

“Buyer” F9 PROPERTIES, LLC By:	“Seller” HANCOCK FABRICS, INC. a Delaware corporation By:/s/ Steven R. Morgan By:

EXHIBIT A

(LEGAL DESCRIPTION)

EXHIBIT B

LEASE AGREEMENT